Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2008 FOURTH QUARTER AND YEAR RESULTS

•
2008 fourth quarter earnings per share were $.72, a 13% increase compared with $.64 earned in the 2007 fourth quarter, and included a $6.0 million before taxes, or $.07 per share, increase in allowance for doubtful accounts

•	2008 year earnings per share were $2.91, a 27% increase over the $2.29 earned in 2007

•	2009 first quarter earnings per share guidance is $.45 to $.55 versus $.68 earned in the 2008 first quarter

•	2009 first quarter guidance includes a $.03 to $.06 per share negative diesel fuel price impact and a $.05 per share charge for early retirements and staff reductions

•	2009 year earnings per share guidance is $2.40 to $2.65 versus $2.91 earned in 2008

Houston, Texas (January 28, 2009) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the fourth quarter ended December 31, 2008 of $38.4 million, or $.72 per share, compared with net earnings of $34.4 million, or $.64 per share, for the 2007 fourth quarter.  The 2008 fourth quarter net earnings included a $6.0 million before taxes, or $.07 per share, increase in Kirby’s allowance for doubtful accounts.  Consolidated revenues for the 2008 fourth quarter were a record $326.7 million, an increase of 6% over the $307.9 million reported for the 2007 fourth quarter.

“While our fourth quarter results mark the 20th consecutive quarter that our net earnings exceeded the same quarter of the previous year, both our marine transportation and diesel engine services markets weakened as the economic downturn began to impact our customers,” said Joe Pyne, Kirby’s President and Chief Executive Officer.  “In our marine transportation segment, demand was weakest in our upriver markets but was partially offset by time charter contracts, lower fuel costs and lower operating costs as we responded to the changing economic conditions.  We also increased our general reserve for doubtful accounts by $6.0 million in the fourth quarter due to the deteriorating economic environment.  Our diesel engine services segment’s fourth quarter results reflected a weaker medium-speed market and continued weakness in our high-speed market.”

Kirby reported record net earnings for the 2008 year of $157.2 million, or $2.91 per share, a 27% increase compared with $123.3 million, or $2.29 per share, for 2007.  Consolidated revenues for the 2008 year were a record $1.36 billion, a 16% increase compared with $1.17 billion for 2007.  The Company’s debt to capitalization ratio declined from 27.9% to 21.7% during 2008.

Marine Transportation Operating Results
Marine transportation operating income for the 2008 fourth quarter was $62.2 million, a 15% increase compared with the fourth quarter of 2007, and revenues were $265.5 million, a 7% increase compared with the 2007 fourth quarter.  Demand for the upriver movements of petrochemicals weakened during the quarter while demand in the Gulf Intracoastal Waterway remained consistent with third quarter levels.  In addition to the $.07 per share negative impact from the increase in the allowance for doubtful accounts, the fourth quarter results also reflected a $.06 per share benefit from the timing impact of falling diesel fuel prices, which declined from an average price of $3.99 per gallon consumed in the 2008 third quarter to an average of $2.59 per gallon consumed in the 2008 fourth quarter.  The 2008 fourth quarter operating margin was 23.4% compared with 21.8% for the 2007 fourth quarter, reflecting higher term contract pricing implemented throughout 2008, reduced number of charter boats operated and lower fuel costs, partially offset by the increase in the allowance for doubtful accounts.

Diesel Engine Services Operating Results
Diesel engine services operating income for the 2008 fourth quarter was $7.5 million, a 19%  decrease compared with the fourth quarter of 2007, and revenues were $61.2 million, a 3% increase compared with the 2007 fourth quarter.  Demand levels for service and direct parts sales weakened in the fourth quarter in the medium-speed market as its customers’ activities slowed, particularly in the power generation and railroad markets. The high-speed market, which had been impacted by lower Gulf of Mexico oil services activity during the 2008 first nine months, improved in the fourth quarter as customers recovered from the disruptions of Hurricanes Gustav and Ike.  The diesel engine services operating margin was 12.3% for the 2008 fourth quarter compared with 15.6% for the 2007 fourth quarter and 15.0% for the 2008 year compared with 15.6% for 2007.   The reduced fourth quarter operating margin reflected lower labor utilization and higher equipment sales, which had lower operating margins.

2009 First Quarter and Year Outlook
Commenting on the 2009 first quarter guidance, Mr. Pyne said, “The global recession has limited our visibility for 2009 volumes and we are providing a wider quarterly and annual earnings guidance range until we can forecast with a higher level of confidence.  For the 2009 first quarter our earnings guidance is $.45 to $.55 per share, reflecting a 19% to 34% decrease compared with $.68 per share for the 2008 first quarter, as demand is anticipated to remain weak.  The 2009 first quarter guidance includes an estimated $.03 to $.06 per share negative diesel fuel price impact.  The guidance also includes an estimated $.05 per share charge for early retirement and staff reductions, as we respond to a lower demand and service environment.”

Commenting on the 2009 year, Mr. Pyne said, “For the 2009 year, our earnings guidance is $2.40 to $2.65 per share, reflecting a 9% to 18% decrease from 2008 net earnings of $2.91 per share.  Our 2009 capital spending guidance range is $185 to $195 million, including approximately $140 million for the construction of 48 new tank barges and five towboats.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 29, 2009, to discuss the 2008 fourth quarter and year performance as well as the outlook for the 2009 first quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 29, through 6:00 p.m. central time on Friday, February 27, by dialing 800-642-1687 for domestic and 706-645-9291 for international callers.  The conference ID number is 80621376.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s web site at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings is included in this press release.  This earnings press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2008 and 2007 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

A summary of the results for the fourth quarter and year follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2008	2007	2008	2007
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$265,461	$248,695	$1,095,475	$928,834
Diesel engine services	61,216	59,155	264,679	243,791
	326,677	307,850	1,360,154	1,172,625
Costs and expenses:
Costs of sales and operating expenses	193,830	192,882	843,310	735,427
Selling, general and administrative	39,822	30,665	142,171	121,952
Taxes, other than on income	2,572	3,533	13,120	13,159
Depreciation and amortization	24,067	20,642	91,199	80,916
Loss (gain) on disposition of assets	134	(148)	(142)	383
	260,425	247,574	1,089,658	951,837

Operating income	66,252	60,276	270,496	220,788
Other expense	(719)	(215)	(1,820)	(672)
Interest expense	(3,399)	(4,458)	(14,064)	(20,284)

Earnings before taxes on income	62,134	55,603	254,612	199,832
Provision for taxes on income	(23,725)	(21,251)	(97,444)	(76,491)

Net earnings	$38,409	$34,352	$157,168	$123,341

Net earnings per share of common stock:
Basic	$.72	$.65	$2.94	$2.33
Diluted	$.72	$.64	$2.91	$2.29
Common stock outstanding (in thousands):
Basic	53,067	53,123	53,397	52,978
Diluted	53,548	53,925	54,020	53,764

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2008	2007	2008	2007
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings	$38,409	$34,352	$157,168	$123,341
Interest expense	3,399	4,458	14,064	20,284
Provision for taxes on income	23,725	21,251	97,444	76,491
Depreciation and amortization	24,067	20,642	91,199	80,916
	$89,600	$80,703	$359,875	$301,032

Capital expenditures	$31,494	$41,056	$173,019	$164,083
Acquisitions of businesses and marine equipment	$44	$5,419	$5,480	$67,185

	December 31,
	2008	2007
	(unaudited, $ in thousands)
Long-term debt, including current portion	$247,307	$297,383
Stockholders’ equity	$890,053	$769,830
Debt to capitalization ratio	21.7%	27.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2008	2007	2008	2007
	(unaudited, $ in thousands)

Marine transportation revenues	$265,461	$248,695	$1,095,475	$928,834

Costs and expenses:
Costs of sales and operating expenses	149,995	151,470	657,078	562,769
Selling, general and administrative	28,578	20,658	96,960	82,454
Taxes, other than on income	2,293	3,287	12,034	12,188
Depreciation and amortization	22,424	19,111	84,537	75,311
	203,290	194,526	850,609	732,722

Operating income	$62,171	$54,169	$244,866	$196,112

Operating margins	23.4%	21.8%	22.4%	21.1%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2008	2007	2008	2007
	(unaudited, $ in thousands)

Diesel engine services revenues	$61,216	$59,155	$264,679	$243,791

Costs and expenses:
Costs of sales and operating expenses	43,835	41,412	186,232	172,658
Selling, general and administrative	8,508	7,116	33,014	28,196
Taxes, other than income	259	218	1,016	856
Depreciation and amortization	1,115	1,157	4,830	4,133
	53,717	49,903	225,092	205,843

Operating income	$7,499	$9,252	$39,587	$37,948

Operating margins	12.3%	15.6%	15.0%	15.6%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2008	2007	2008	2007
	(unaudited, $ in thousands)

General corporate expenses	$3,284	$3,293	$14,099	$12,889
Loss (gain) on disposition of assets	$134	$(148)	$(142)	$383

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2008	2007	2008	2007

Ton Miles (in millions) (2)	3,292	4,206	14,267	16,716
Revenue/Ton Mile (cents/tm) (3)	7.7	5.7	7.3	5.3
Towboats operated (average) (4)	250	258	256	253
Delay Days (5)(5)	1,926	2,311	8,267	8,157
Average cost per gallon of fuel consumed	$2.59	$2.49	$3.21	$2.10
Tank barges:
Active			914	913
Inactive			73	53
Barrel capacities (in millions):
Active			17.5	17.3
Inactive			1.3	.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2008 inland marine revenues of $252,719,000 divided by 3,292,000,000 marine transportation ton miles = 7.7 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.